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                                                                    EXHIBIT 99.1
                        [LETTERHEAD OF LOCKHEED MARTIN]

                              December 23, 1998

VIA FACSIMILE
-------------

CalComp Technology, Inc.
CalComp Inc.
c/o CalComp Technology, Inc.
2411 W. LaPalma Avenue
Anaheim, California 92801
Attention: Chief Financial Officer

           Re: Borrowings under (1) the Amended and Restated Revolving Credit Agreement ("Credit Agreement") dated as of December 20, 1996, as amended, among CalComp Technology, Inc. and CalComp Inc. as Borrowers and Lockheed Martin Corporation as Lender and (2) the Cash Management Agreement dated as of July 23, 1996, as amended, between CalComp Technology, Inc. and Lockheed Martin Corporation (together with the Credit Agreement, the "Existing Agreements").

Dear Mr. Millerick:

           We understand that on or about January 10, 1999 you will be fully drawn under the Existing Agreements. Although we have increased the credit capacity under the Existing Agreements several times in the past to enable you to continue operations, additional credit capacity beyond the currently available $43,000,000 will not be forthcoming for continued funding of such operations.

           Although we have no obligation to provide additional funding or grant waivers of the terms of the Existing Agreements, in the event you cannot find other sources of funding, we are willing to consider negotiating an agreement with you containing the following terms: (i) we would lend you additional funds to assist you in a non-bankruptcy winding up of your business in an orderly fashion (including payment of current obligations) in accordance with a plan approved by your directors and satisfactory to us (the "Plan"); (ii) these additional funds would be extended for six months, which should be sufficient time for winding-up the business; (iii) you would agree to use the amount loaned under the new agreement solely for expenses necessary for the payment of current obligations and the orderly winding up of your business in accordance with the Plan; and (iv) payment of amounts due and payable under the Existing Agreements would be deferred and instead would be resolved as part of the wind-up of the business.

           Please note that nothing herein shall be construed as a waiver of Lockheed Martin Corporation's ("Lockheed Martin") rights and remedies under the Existing Agreements. In addition, this letter is a non-binding proposal on the part of Lockheed Martin. Lockheed

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CalComp Technology, Inc.
December 23, 1998
Page 2

Martin makes no commitment to provide additional funding or to defer payment of amounts due and payable under the Existing Agreements absent execution of a definitive agreement satisfactory to Lockheed Martin.

          It is imperative that we receive your response by December 28, 1998, as the termination date of the Existing Agreements is fast approaching. In the interim, we will continue to work with you on other alternatives, including the sale of the business or parts thereof.



                                         Sincerely,

                                         /s/ PHILIP J. DUKE

                                         Philip J. Duke
                                         Vice President, Finance